U.S. SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                FORM 12B-25


NOTIFICATION OF LATE FILING                                 SEC FILE NUMBER
                                                               333-31375

[ ]  Form  10-K and Form 10-KSB  [ ] Form 11-K  [X] Form 10-Q and Form 10-QSB
[ ]  Form N-SAR

For Period Ended:       MARCH 31, 2000

 [ ] Transition Report on Form 10-K
 [ ] Transition Report on Form 20-F
 [ ] Transition Report on Form 11-K
 [ ] Transition Report on Form 10-Q
 [ ] Transition Report on Form N-SAR


______________________________________________________________________________

     IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE, IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION RELATES:
______________________________________________________________________________


PART I - REGISTRANT INFORMATION
______________________________________________________________________________


FULL NAME OF REGISTRANT:

          Forman Petroleum Corporation

ADDRESS OF PRINCIPAL EXECUTIVE OFFICE (STREET AND NUMBER):

          650 Poydras Street, Suite 2200, New Orleans, Louisiana 70130-6101
______________________________________________________________________________

     City, State and Zip Code



PART II - RULES 12B-25(B) AND (C)
______________________________________________________________________________


IF THE SUBJECT REPORT COULD NOT BE FILED WITHOUT UNREASONABLE EFFORT OR EXPENSE AND THE REGISTRANT SEEKS RELIEF PURSUANT TO RULE 12B-25(B), THE FOLLOWING SHOULD BE COMPLETED. (CHECK BOX IF APPROPRIATE)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25 (c) has been attached if applicable.



______________________________________________________________________________


PART III - NARRATIVE
______________________________________________________________________________


STATE BELOW IN REASONABLE DETAIL THE REASONS WHY THE FORM 10-K AND FORM 10-KSB, 20-F, 11-K 10-Q AND FORM 10-QSB, N-SAR, OR THE TRANSITION REPORT OR PORTION THEREOF COULD NOT BE FILED WITHIN THE PRESCRIBED PERIOD.

     The Company emerged from bankruptcy proceedings under Chapter 11 of the United States Bankruptcy Code on December 29, 1999. As a result of certain bankruptcy-related matters recently decided by the Bankruptcy Court, the Company will need additional time to report accurate financial information and finalize its financial statements. The Company will file its Form 10-Q within the period prescribed by Rule 12b-25(b).

______________________________________________________________________________


PART IV - OTHER INFORMATION
______________________________________________________________________________


     (1) Name and telephone number of person to contact in regard to this notification:

          MARVIN J. GAY                    (504)       586-8888
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          (Name)                        (Area Code)      (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                          [X]   Yes [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                          [ ]   Yes [X] No

     IF  SO:   ATTACH  AN  EXPLANATION  OF  THE  ANTICIPATED  CHANGE,  BOTH
NARRATIVELY AND QUANTITATIVELY, AND, IF APPROPRIATE, STATE THE REASONS WHY A REASONABLE ESTIMATE OF THE RESULTS CANNOT BE MADE.




                       FORMAN PETROLEUM CORPORATION
      ------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:          MAY 15, 2000              By:/S/Marvin J. Gay
                                            -----------------------